Exhibit 99.6

EF Hutton Acquisition Corporation I

(the “Company”)

CONSENT TO ACT AS DIRECTOR

In connection with the filing by EF Hutton Acquisition Corporation I of the Proxy Statement/Prospectus on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of EF Hutton Acquisition Corporation I in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Signature:	/s/ Robert Machinist
Print name:	Robert Machinist
Address:
Dated:	October 18, 2023